Exhibit 10.4

WILLIS GROUP HOLDINGS
2008 SHARE PURCHASE AND OPTION PLAN

(AS AMENDED AND RESTATED ON DECEMBER 30, 2009 BY WILLIS GROUP
HOLDINGS LIMITED AND AS AMENDED AND RESTATED AND ASSUMED BY WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
ON DECEMBER 31, 2009)

RESTRICTED SHARE UNIT AWARD AGREEMENT
(Performance-Based Restricted Share Units)

WHEREAS, Willis Group Holdings Public Limited Company and any successor thereto, hereinafter referred to as the “Company,” has adopted the Willis Group Holding 2008 Share Purchase and Option Plan, as amended and restated on December 30, 2009 by Willis Group Holdings Limited and as amended and restated and assumed by Willis Group Holdings Public Limited Company on December 31, 2009 (the “Plan”);

WHEREAS, the Committee (as hereinafter defined) has determined that it would be in the best interests of the Company and its shareholders to grant Restricted Share Units to the Executive pursuant to the Plan and the terms set forth herein.

WHEREAS, the award of Restricted Share Units is also granted pursuant to the terms and conditions of the SMIP (as hereinafter defined), and is, therefore, intended to qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

THIS RESTRICTED SHARE UNIT AGREEMENT (this “Agreement”), effective as of [insert date] is made by and between the Company and the individual (the “Executive”) who has duly completed, executed and delivered the Acceptance Form, a copy of which is attached hereto as Schedule A (including Exhibit 1 thereto) and which is deemed to be a part hereof (the “Acceptance Form”) and, if applicable, the Agreement of Restrictive Covenants and Other Obligations, a copy of which is set out in Schedule C attached hereto and deemed to be a part hereof.

ARTICLE I

DEFINITIONS

Defined terms used in this Agreement shall have the meaning specified in the Plan or below unless the context clearly indicates to the contrary.

Section 1.1 — Act

“Act” shall mean the Companies Act 1963 of Ireland.

Section 1.2 — Adjusted Earnings Per Share

“Adjusted Earnings Per Share” shall mean the adjusted earnings per share as stated by the Company in its annual financial results as issued by the Company with respect to the Performance Period.

Section 1.3 — Adjusted Operating Margin

“Adjusted Operating Margin” shall mean the adjusted operating margin as stated by the Company in its annual financial results as issued by the Company with respect to the Performance Period.

Section 1.4 — Board

“Board” shall mean the board of directors of the Company.

Section 1.5 — Cause

“Cause” shall mean (i) the Executive’s continued and/or chronic failure to adequately and/or competently perform his material duties with respect to the Company or its Subsidiaries or Designated Associate Companies after having been provided reasonable notice of such failure and a period of at least ten days after the Executive’s receipt of such notice to cure and/or correct such performance failure, (ii) willful misconduct by the Executive in connection with the Executive’s employment which is injurious to the Company or its Subsidiaries or Designated Associate Companies (willful misconduct shall be understood to include, but not be limited to, any breach of the duty of loyalty owed by the Executive to the Company or its Subsidiaries or Designated Associate Companies), (iii) conviction of any criminal act (other than minor road traffic violations not involving imprisonment), (iv) any breach of the Executive’s restrictive covenants and other obligations as provided in Schedule C to this Agreement (if applicable), in the Executive’s employment agreement (if any), or any other non-compete agreement and/or confidentiality agreement entered into between the Executive and the Company or any of its Subsidiaries or Designated Associate Companies (other than an insubstantial, inadvertent and non-recurring breach), or (v) any material violation of any written Company policy after reasonable notice and an opportunity to cure such violation within ten (10) days after the Executive’s receipt of such notice.

Section 1.6 — Certification Date

“Certification Date” shall mean the date that the Committee certifies in accordance with the requirements of Code Section 162(m), the amount payable under the SMIP based on “Earnings” for the Performance Period (as defined in the SMIP), the attainment level of the Performance Objectives and the number of Shares subject to RSUs that will become Earned Performance Shares based on the amount payable under the SMIP and attainment level of the additional Performance Objectives.

Section 1.7 — Code

“Code” shall mean the United States Internal Revenue Code of 1986, as amended

Section 1.8 — Committee

“Committee” shall mean the Compensation Committee of the Board (or if no such committee is appointed, the Board, provided that a majority of the Board are “independent directors” for the purpose of the rules and regulations of the New York Stock Exchange).

Section 1.9 — Earned Performance Shares

“Earned Performance Shares” shall mean Shares subject to the RSUs in respect of which the applicable Performance Objectives, as set out in Section 3.1 and Exhibit 1 to the Acceptance Form, have been achieved and shall become eligible for vesting and payment as set out in Section 3.2.

Section 1.10 — Grant Date

“Grant Date” shall mean [insert date].

Section 1.11 — Performance Period

“Performance Period” shall mean [insert performance period].

Section 1.12 — Performance Objectives

“Performance Objectives” shall mean an Adjusted Earnings Per Share or Adjusted Operating Margin that are set forth in Section 3.1(a) and Exhibit 1 to the Acceptance Form.

Section 1.13 — Permanent Disability

The Executive shall be deemed to have a “Permanent Disability” if the Executive meets the requirements of the definition of such term, or of an equivalent term, as defined in the Willis Group’s or Designated Associate Company’s long-term disability plan applicable to the Executive or, if no such plan is applicable, in the event the Executive is unable by reason of physical or mental illness or other similar disability, to perform the material duties and responsibilities of his job for a period of 180 consecutive business days out of 270 business days.

Section 1.14 — Plan

“Plan” shall mean the Willis Group Holdings 2008 Share Purchase and Option Plan, as amended from time to time.

Section 1.15 — Pronouns

The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 1.16 — Restricted Share Units or RSUs

“Restricted Share Units” or “RSUs” shall mean a conditional right to receive Ordinary Shares, pursuant to the terms of the Plan and this Agreement upon vesting and settlement, as set forth in Sections 3.1 and 3.2 of this Agreement.

Section 1.17 — Shares or Ordinary Shares

“Shares” or “Ordinary Shares” means ordinary shares of the Company, nominal value of $0.000115 each, which may be authorised but unissued.

Section 1.18 — SMIP

“SMIP” means the Willis Group Holdings Senior Management Incentive Plan as amended and restated on December 30, 2009 by Willis Group Holdings Limited and as amended and restated and assumed by Willis Group Holdings Public Limited Company on December 31, 2009.

Section 1.19 — Subsidiary

“Subsidiary” shall mean with respect to the Company, any subsidiary of the Company within the meaning of Section 155 of the Act.

Section 1.20 — Willis Group

“Willis Group” shall mean the Company and its Subsidiaries, collectively.

ARTICLE II

GRANT OF RESTRICTED SHARE UNITS

Section 2.1 — Grant of the Restricted Share Units

Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, including any country-specific provisions set forth in Schedule B to this Agreement and the additional terms and conditions set forth in the SMIP, the Company hereby grants to the Executive the targeted number of RSUs stated in the

Acceptance Form (including Exhibit 1 thereto). In circumstances where the Executive is required to enter into the Agreement of Restrictive Covenants and Other Obligations set forth in Schedule C, the Executive agrees that the grant of RSUs pursuant to this Agreement is sufficient consideration for the Executive entering into such agreement.

Section 2.2 — RSU Payment

The Shares to be issued upon vesting and settlement of the RSUs must be fully paid up prior to issuance of Shares by payment of the nominal value (US$0.000115) per Share. The Committee shall ensure that payment of the nominal value for any Shares underlying the RSUs is received by it on behalf of the Executive at the time the RSUs vest from a Subsidiary or other source and shall establish any procedures or protocols necessary to ensure that payment is timely received.

Section 2.3 — Employment Rights

Subject to the terms of the Agreement of Restrictive Covenants and Other Obligations, where applicable, the rights and obligations of the Executive under the terms of his office or employment with the Company or any Subsidiary or Designated Associate Company shall not be affected by his participation in this Plan or any right which he may have to participate in it. The RSUs and the Executive’s participation in the Plan will not be interpreted to form an employment agreement with the Company or any Subsidiary or Designated Associate Company. The Executive hereby waives any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to earn or vest in his RSUs as a result of such termination. If, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Executive shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.

Section 2.4 — Adjustments in RSUs Pursuant to Merger, Consolidation, etc.

Subject to Sections 9 and 10 of the Plan, in the event that the outstanding Shares subject to a RSU are, from time to time, changed into or exchanged for a different number or kind of Shares or other securities, by reason of a share split, spin-off, shares or extraordinary cash dividend, share combination or reclassification, recapitalization, merger, Change of Control, or similar event, the Committee shall in its absolute discretion, make an appropriate and equitable adjustment in the number and kind of Shares. Notwithstanding Section 10 of the Plan, in the event of a Change of Control, and regardless of whether the RSUs are assumed or substituted by a successor company, the RSUs shall not immediately vest unless the Committee so determines at the time of the Change of Control, in its absolute discretion, on such terms and conditions that the Committee deems appropriate. Any such adjustment or determination made by the Committee shall be final and binding upon the Executive, the Company and all other interested persons. An adjustment may have the effect of reducing the price at which Shares may be acquired to less than their nominal value (the “Shortfall”), but only if and to the extent that the Committee shall be authorized to capitalize from the reserves of the Company a sum equal to the Shortfall and to apply that sum in paying up that amount on the Shares.

Section 2.5 — Employee Costs

The Executive must make full payment to the Company or any Subsidiary or Designated Associate Company by which the Executive is employed (the “Employer”) of all income tax, payroll tax, payment on account, and social insurance contribution amounts (“Tax”), which under federal, state, local or foreign law, it is required to withhold upon vesting, settlement or other tax event of the RSUs. In a case where any Employer is obliged to (or would suffer a disadvantage if it were not to) account for any Tax (in any jurisdiction) for which the Executive is liable by virtue of the Executive’s participation in the Plan or any social insurance contributions recoverable from and legally applicable to the Executive (the “Tax-Related Items”), the Executive will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Executive may elect to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i) withholding from the Executive’s wages or other cash compensation paid to the Executive by the Company and/or the Employer; or

(ii) withholding from proceeds of the sale of Shares acquired at vesting either through a voluntary sale or through a mandatory sale arranged by the Company (on the Executive’s behalf pursuant to this authorization); or

(iii) withholding in Shares to be issued at vesting of the RSUs, to the extent the Company permits this method of withholding.

To avoid any negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Executive is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Executive’s participation in the Plan.

Finally, the Executive shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Executive’s participation in the Plan that cannot be satisfied by the means previously described.

Section 2.6 — Clawback Policy

The Company may cancel all or part of the RSUs or require payment by the Executive to the Company of all or part of any amount or Shares acquired by the Executive upon vesting and settlement of the RSUs pursuant to the Company’s Clawback Policy, dated December 2009, as amended from time to time, except to the extent prohibited under applicable law.

ARTICLE III

PERIOD OF PERFORMANCE-BASED AND TIME-BASED VESTING REQUIREMENTS

Section 3.1 — Earning Performance Shares

(a) Subject to Sections 3.1(c) and (d), the Shares subject to the RSUs shall become Earned Performance Shares as of the Earned Date and shall become eligible to vest and become payable in accordance with the provisions of Section 3.2 if and to the extent that the Performance Objectives set out in Targets 1 (50% of Target Number of Shares) and 2 (50% of Target Number of Shares) of Exhibit 1 to the Acceptance Form are attained and subject to the Executive being in the employment of the Company, any Subsidiary or Designated Associate Company at each respective vesting date as set forth in Section 3.2 below.

(b) The Executive understands and agrees that the terms under which the RSUs shall become Earned Performance Shares is confidential and the Executive agrees not to disclose, reproduce or distribute such confidential information concerning the Company, except as required in the course of the Executive’s employment with the Company or one of its Subsidiaries, without the prior written consent of the Company. The Executive’s failure to abide by this condition may result in the immediate cancellation of the RSUs.

(c) If prior to the end of the Performance Period, (i) the Executive’s employment terminates for reasons other than Cause, or (ii) there is a Change of Control, the Committee, may, in its sole discretion deem the Performance Objectives to be attained at the level (not to exceed the maximum level) determined by the Committee as to all or part of the unearned Shares underlying the RSUs and deem them to be Earned Performance Shares, provided, however, that no RSU shall become an Earned Performance Share to the extent that any such discretion would prevent the RSU from qualifying as qualified performance-based compensation under Section 162(m) of the Code.

(d) The Performance Objectives may be adjusted in accordance with the terms of the Plan to the extent such adjustments would not prevent the RSUs from qualifying as qualified performance-based compensation under Section 162(m) of the Code.

(e) As of the Certification Date, the Committee shall certify the amount payable under the SMIP, determine the attainment level of applicable Performance Objectives, and based on such certification and determination, shall declare the number of Shares subject to the RSUs that shall become Earned Performance Shares. Anything to the contrary in this Section 3.1 and Exhibit 1 to the Acceptance Form notwithstanding, the Committee retains sole discretion to determine the number of Shares subject to the RSUs that will become Earned Performance Shares, subject to any requirements under Code Section 162(m).

(f) Shares subject to the RSUs that are not declared by the Committee on the Certification Date to be Earned Performance Shares shall be forfeited immediately.

Section 3.2 — Vesting/Settlement

(a) Subject to the Executives’ continued employment with the Willis Group or any Designated Associate Company through the applicable vesting date (set forth in the left column), the Earned Performance Shares shall vest as follows and become payable in accordance with Section 3.2 below:

Percentage of Earned
Date Earned Performance Shares Become Vested	Performance Shares that Become Vested

First anniversary of Grant Date	[insert]	%
[INSERT DATE]
Second anniversary of Grant Date	[insert]	%
[INSERT DATE]
Third anniversary of Grant Date	[insert]	%
[INSERT DATE]

(b) In the event of a termination of the Executive’s employment with Willis Group or any Designated Associate Company any unvested Earned Performance Shares as of the termination date will be forfeited immediately by the Executive, subject to, and except as otherwise specified within, the terms and conditions of Sections 3.2(c) to 3.2(f) below.

(c) In the event of a termination of the Executive’s employment as a result of death or Permanent Disability, the RSUs shall become fully vested with respect to all Earned Performance Shares on the termination date.

(d) In the event of a termination of the Executive’s employment for reasons other than death, Permanent Disability or Cause, the Committee may, in its discretion accelerate the vesting of the RSUs over Earned Performance Shares as to all or a portion of the Earned Performance Shares subject thereto. If no determination is made as of the date of termination, then the Earned Performance Shares shall, to the extent not then vested be immediately forfeited by the Executive.

(e) Unless otherwise determined by the Committee, in its sole discretion, the termination date for purposes of this Section 3.2 and the Agreement will be the later of (i) the last day of the Executive’s active employment with the Company or any Subsidiary or Designated Associate Company or (ii) the last day of any notice period or garden leave, as provided for under the Executives’ employment or service contract or local law

(f) In the event of a Change of Control, the RSUs shall not automatically vest and the Committee shall have the sole discretion to accelerate the vesting of unvested Earned Performance Shares without regard to whether the Earned Performance Shares are assumed or substituted by a successor company.

(g) The Executive agrees to execute and deliver the following agreements or other documents in connection with the grant of the RSUs within the period set forth below:

(i) the Executive must execute the Agreement of Restrictive Covenants and Other Obligations pursuant to Article VI below, if applicable, and deliver it to the Company within 45 days of the receipt of this Agreement;

(ii) the Executive must execute the form of joint election as described in Schedule B for the United Kingdom and deliver it to his employing company within 45 days of the receipt of this Agreement; and

(iii) the Executive must execute the Acceptance Form and deliver to the Company within 45 days of the receipt of this Agreement.

(h) The Committee may, in its sole discretion, cancel the RSUs if the Executive fails to execute and deliver the agreements and documents within the period set forth in Section 3.2(g) or fails to meet the requirements as set forth in Section 3.1(a) and Exhibit 1 to the Acceptance Form.

(i) Except as provided herein, Earned Performance Shares that become vested in accordance with this Section 3.2 shall be delivered within one month following the applicable vesting date (which payment schedule is intended to comply with the “short-term deferral” exception from the application of Section 409A of the Code). Subject to Section 7.16 hereof, in the case the Committee exercises its discretion under Section 3.1(c) hereof and the Earned Performance Shares become vested on an accelerated basis pursuant to either Section 3.2 (c), (d) or (e), the Earned Performance Shares underlying the RSUs shall be delivered on April 1st of the year following the last day of the applicable Performance Period. Finally, the Company shall not be required to pay out the Earned Performance Shares to the Participant unless and until the Participant has paid or made arrangements to pay any Tax-Related Items liability in accordance with Section 2.5.

Section 3.3 — Conditions to Issuance of Shares

The Earned Performance Shares to be delivered upon the vesting of the RSUs, in accordance with Section 3.2 of the Agreement, may be either previously authorized but unissued Shares or issued Shares held by any other person. Such Shares shall be fully paid. The Company shall not be required to deliver any certificates representing such Shares (or their electronic equivalent) allotted and issued upon the applicable date of the vesting of the RSUs prior to fulfillment of all of the following conditions, and in any event, subject to Section 409A of the Code for U.S. taxpayers:

(a) The obtaining of approval or other clearance from any state, federal, local or foreign governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

(b) The Executive has paid or made arrangements to pay the Tax-Related Items pursuant to Section 2.5.

Without limiting the generality of the foregoing, the Committee may in the case of U.S. resident employees of the Company or any of its Subsidiaries or Designated Associate Companies require an opinion of counsel reasonably acceptable to it to the effect that any subsequent transfer of Shares acquired on the vesting of RSUs does not violate the Exchange Act, and may issue stop-transfer orders in the U.S. covering such Shares.

Section 3.4 — Rights as Shareholder

The Executive shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares that may be received upon the settlement of the RSUs unless and until certificates representing such Shares or their electronic equivalent shall have been issued by the Company to the Executive.

Section 3.5 — Limitation on Obligations

The Company’s obligation with respect to the RSUs granted hereunder is limited solely to the delivery to the Executive of Shares within the period when such Shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation. The RSUs shall not be secured by any specific assets of the Company or any of its Subsidiaries or Designated Associate Companies, nor shall any assets of the Company or any of its Subsidiaries or Designated Associate Companies be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement. In addition, the Company shall not be liable to the Executive for damages relating to any delays in issuing the share certificates or its electronic equivalent to the Executive (or his designated entities), any loss of the certificates, or any mistakes or errors in the issuance of the certificates (or the electronic equivalent) to the Executive (or his designated entities) or in the certificates themselves.

ARTICLE IV

ADDITIONAL TERMS AND CONDITIONS OF THE RSUs

Section 4.1 — Nature of Award

In accepting the RSUs, the Executive acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, is discretionary in nature and may be amended, suspended or terminated by the Company at any time;

(b) the RSU award is voluntary and occasional and does not create any contractual or other right to receive future RSU awards, or benefits in lieu of RSU awards, even if RSU awards have been granted repeatedly in the past;

(c) all decisions with respect to future RSUs, if any, will be at the sole discretion of the Company;

(d) the Executive’s participation in the Plan is voluntary;

(e) the RSUs and any Shares acquired under the Plan are not intended to replace any pension rights or compensation under any pension arrangement;

(f) the RSUs and any Shares acquired under the Plan are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, dismissal, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to past services for, the Employer, the Company, any Subsidiary or Designated Associate Company;

(g) the future value of the Shares underlying the RSUs is unknown and cannot be predicted with certainty; and

(h) no claim or entitlement to compensation or damages shall arise from the forfeiture of the RSUs or the Shares underlying the RSUs in the event of the Executive’s termination employment (whether or not in breach of contract or local labor laws and whether or not later found to be invalid), and in consideration of the RSU award to which the Executive is otherwise not entitled, the Executive irrevocably agrees never to institute any claim against the Company or any Subsidiary or Designated Associate Company, waives his ability, if any, to bring any such claim, and releases the Company and any Subsidiary or Designated Associate Company from any such claim.

Section 4.2 — No Advice Regarding Grant

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Executive’s participation in the Plan, the issuance of Shares upon vesting of the RSUs or sale of the Shares. The Executive is hereby advised to consult with his own personal tax, legal and financial advisors regarding his participation in the Plan before taking any action related to the Plan.

ARTICLE V

DATA PRIVACY NOTICE AND CONSENT

Section 5 — Data Privacy

(a) The Executive hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Executive’s personal data as described in this Agreement and any other RSU materials by and among, as applicable, the Employer, the Company and its Subsidiaries or Designated Associate Companies for the exclusive purpose of implementing, administering and managing the Executive’s participation in the Plan.

(b) The Executive understands that the Company and the Employer may hold certain personal information about the Executive, including, but not limited to, the Executive’s name, home address, telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Executive’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

(c) The Executive understands that Data will be transferred to Morgan Stanley Smith Barney or to any other third party assisting in the implementation, administration and management of the Plan. The Executive understands that the recipients of the Data may be located in the Executive’s country or elsewhere, and that the recipients’ country (e.g., Ireland) may have different data privacy laws and protections from the Executive’s country. The Executive understands that he may request a list with the names and addresses of any potential recipients of the Data by contacting his local human resources representative. The Executive authorizes the Company, Morgan Stanley Smith Barney and any other recipients of Data which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his participation in the Plan. The Executive understands that Data will be held only as long as is necessary to implement, administer and manage the Executive’s participation in the Plan. The Executive understands that he may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his local human resources representative. The Executive understands, however, that refusing or withdrawing his consent may affect the Executive’s ability to participate in the Plan. For more information on the consequences of the Executive’s refusal to consent or withdrawal of consent, the Executive understands that he may contact his local human resources representative.

ARTICLE VI

AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS

Section 6 — Restrictive Covenants and Other Obligations

In consideration of the grant of RSUs, the Executive shall enter into the Agreement of Restrictive Covenants and Other Obligations, a copy of which is attached hereto as Schedule C. In the event the Executive does not sign and return the Agreement of Restrictive Covenants and Other Obligations within 45 days of the receipt of this Agreement, the Committee may, in its sole discretion, cancel the RSUs. If no such agreement is required, Schedule C shall state none or not applicable.

ARTICLE VII

MISCELLANEOUS

Section 7.1 — Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Executive, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the RSUs. In its absolute discretion, the Committee may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 7.2 — RSUs Not Transferable

Neither the RSUs nor any interest or right therein or part thereof shall be subject to the debts, contracts or engagements of the Executive or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this

Section 7.2 shall not prevent transfers made solely for estate planning purposes or under a will or by the applicable laws of inheritance.

Section 7.3 — Binding Effect

The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

Section 7.4 — Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company at the following address:

Willis Group Holdings Public Limited Company
c/o Willis North America, Inc.
One World Financial Center
New York, NY 10281
Attention: Share Plans

and any notice to be given to the Executive shall be at the address set forth in the RSUs Acceptance Form.

By a notice given pursuant to this Section 7.4, either party may hereafter designate a different address for notices to be given to him. Any notice that is required to be given to the Executive shall, if the Executive is then deceased, be given to the Executive’s personal representatives if such representatives have previously informed the Company of their status and address by written notice under this Section 7.4. Any notice shall have been deemed duly given when sent by facsimile or enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or the United Kingdom’s Post Office or in the case of a notice given by an Executive resident outside the United States of America or the United Kingdom, sent by facsimile or with a recognized international courier service.

Section 7.5 — Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 7.6 — Applicability of Plan

The RSUs and the Shares underlying the RSUs shall be subject to all of the terms and provisions of the Plan, to the extent applicable to the RSUs and the underlying Shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

Section 7.7 — Amendment

This Agreement may be amended only by a document executed by the parties hereto, which specifically states that it is amending this Agreement.

Section 7.8 — Governing Law

This Agreement shall be governed by, and construed in accordance with the laws of Ireland, without regard to its conflict of law provisions provided; however, that the Agreement of Restrictive Covenants and Other Obligations, if applicable, shall be governed by and construed in accordance with the laws specified in that agreement.

Section 7.9 — Jurisdiction

The courts of the state of New York shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes which may arise out of or in connection with this Agreement and, for such purposes, the parties hereto irrevocably submit to the jurisdiction of such courts; provided, however, where applicable, that with respect to the Agreement of Restrictive Covenants and Other Obligations the courts specified in such agreement shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes which may arise out of or in connection with that agreement.

Section 7.10 — Electronic Delivery and Acceptance

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Executive hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Further, this Agreement has been executed on behalf of the Company electronically and the Executive accepts the electronic signature of the Company.

Section 7.11 — Language

If the Executive has received this Agreement, or any other document related to the RSUs and/or the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

Section 7.12 — Severability

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Section 7.13 — Schedule B

The RSUs shall be subject to any special provisions set forth in Schedule B for the Executive’s country of residence, if any. If the Executive relocates to one of the countries included in Schedule B during prior to the vesting of the RSUs, the special provisions for such country shall apply to the Executive, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Schedule B constitutes part of this Agreement.

Section 7.14 — Imposition of Other Requirements

The Company reserves the right to impose other requirements on the RSUs and the Shares acquired upon vesting of the RSUs, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require the Executive to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Section 7.15 — Counterparts.

This Agreement may be executed in any number of counterparts (including by facsimile), each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

Section 7.16 — Code Section 409A.

For purposes of U.S. taxpayers, it is intended that the terms of the RSUs will comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject the Executive to the payment of additional taxes and interest under Section 409A of the Code, and this Agreement will be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the Committee may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, in each case, without the consent of the Executive, that the Committee determines are reasonable, necessary or appropriate to comply with the requirements of Section 409A of the Code and related U.S. Department of Treasury guidance. In that light, the Willis Group makes no representation or covenant to ensure that the RSUs that are intended to be exempt from, or compliant with, Section 409A of the Code are not so exempt or compliant or for any action taken by the Committee with respect thereto.

Anything in this Agreement to the contrary notwithstanding, no Shares underlying the RSU Awards under this Agreement that constitute an item of deferred compensation under Section 409A of the Code that become payable by reason of a Participant’s termination of employment with the Company shall be issued to the Participant unless the

Participant’s termination of employment constitutes a “separation from service” (within the meaning of Section 409A of the Code and any the regulations or other guidance thereunder). In addition, no such issuance shall be made to the Participant prior to the earlier of (a) the expiration of the six-month period measured from the date of the Participant’s separation from service or (b) the date of the Participant’s death, if the Participant is deemed at the time of such separation from service to be a “specified employee” (within the meaning of Section 409A of the Code and any the regulations or other guidance thereunder) and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A of the Code and any the regulations or other guidance thereunder.

IN WITNESS WHEREOF, the Company and the Executive have each executed this Agreement.

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

By:
Name:
Title:

SCHEDULE A

ACCEPTANCE FORM TO RESTRICTED SHARE UNIT AWARD AGREEMENT

WILLIS GROUP HOLDINGS
2008 SHARE PURCHASE AND OPTION PLAN

(AS AMENDED AND RESTATED ON DECEMBER 30, 2009 BY WILLIS GROUP
HOLDINGS LIMITED AND AS AMENDED AND RESTATED AND
ASSUMED BY WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
ON DECEMBER 31, 2009)

Name

Target Number of RSUs Granted

Grant Date

I accept the grant of Restricted Share Units (RSUs) under the Willis Group Holdings 2008 Share Purchase and Option Plan, as amended from time to time and I agree to be bound by the terms and conditions of the Restricted Share Unit Award Agreement dated [insert date].

Signature:

Address:

Once completed, please return one copy of this form to:

Share Plans
Willis Group Holdings Public Limited Company
c/o Willis North America, Inc.
One World Financial Center
New York, NY 10281
U.S.A.

This form should be returned to the above address within 45 days of receipt. Your RSUs may be cancelled if your form is not received by that date.

EXHIBIT 1

ACCEPTANCE FORM TO RESTRICTED SHARE UNIT AWARD AGREEMENT

WILLIS GROUP HOLDINGS
2008 SHARE PURCHASE AND OPTION PLAN

(AS AMENDED AND RESTATED ON DECEMBER 30, 2009 BY WILLIS GROUP HOLDINGS
LIMITED AND AS AMENDED AND RESTATED AND ASSUMED BY WILLIS GROUP
HOLDINGS PUBLIC LIMITED COMPANY ON DECEMBER 31, 2009)

Performance Period: [Insert Period]

Earned Date: Publication of Company’s Annual Financial Results

Target 1: Adjusted Operating Margin (“OM”) Target [INSERT]%

Percentage of RSU Shares Subject to Target 1: 50%

	89% or below
	(OM of [INSERT]	90-94%	95-99%
Performance Scale:*	or below)	(OM of [INSERT])	(OM of [INSERT])	100% or above

Percentage of Earned Performance Shares:	0%	80-89%	90-99%	100%

Target 2: Adjusted Earnings Per Share (“EPS”) Target $[INSERT]

Percentage of RSU Shares Subject to Target 2: 50%

	89% or below
	(EPS of $ [INSERT]	90-94%	95-99%
Performance Scale:*	or below)	(EPS of [INSERT])	(EPS of $ [INSERT])	100% or above
Percentage of Earned Performance Shares:	0%	80-89%	90-99%	100%

*	Performance between amounts is subject to interpolation.

COUNTRY-SPECIFIC APPENDIX TO RESTRICTED SHARE UNIT AWARD AGREEMENT
(Performance-Based RSUs)

WILLIS GROUP HOLDINGS
2008 SHARE PURCHASE AND OPTION PLAN

(AS AMENDED AND RESTATED ON DECEMBER 30, 2009 BY WILLIS GROUP
HOLDINGS LIMITED AND AS AMENDED AND RESTATED AND
ASSUMED BY WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
ON DECEMBER 31, 2009)

Terms and Conditions

This Schedule B includes additional terms and conditions that govern the Restricted Share Unit Award granted to the Executive under the Willis Group Holdings 2008 Share Purchase and Option Plan, as amended from time to time (the “Plan”) if the Executive resides in one of the countries listed below. This Schedule B forms part of the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement or the Plan.

Notifications

This Schedule B also includes information based on the securities, exchange control and other laws in effect in the Executive’s country as of June 2011. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Executive not rely on the information noted herein as the only source of information relating to the consequences of the Executive’s participation in the Plan because the information may be out of date at the time the RSUs vest under the Plan.

In addition, the information is general in nature. The Company is not providing the Executive with any tax advice with respect to the RSUs. The information is provided below may not apply to the Executive’s particular situation, and the Company is not in a position to assure the Executive of any particular result. Accordingly, the Executive is strongly advised to seek appropriate professional advice as to how the tax or other laws in the Executive’s country apply to the Executive’s situation.

Finally, if the Executive is a citizen or resident of a country other than the one in which the Executive is currently working, transfers employment after the Grant Date, or is considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to the Executive, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Executive.

UNITED KINGDOM

Terms and Conditions

Tax Withholding Obligations.  The following provisions supplement Section 2.5 of the Agreement:

The Executive agrees that if he or she does not pay or the Employer or the Company does not withhold from the Executive the full amount of Tax-Related Items that the Executive owes at vesting of the RSUs, or the release or assignment of the RSUs for consideration, or the receipt of any other benefit in connection with the RSUs (the “Taxable Event”), within 90 days after the Taxable Event or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount of any uncollected income taxes will constitute a benefit to Participant on which additional income tax and national insurance contributions (“NICs”), including the Employer’s NICs (as defined below) will be payable. The Executive acknowledges that the Company or the Employer may recover any such additional income tax and NICs at any time thereafter by any of the means referred to in the Section 2.5 of the Agreement, although the Executive acknowledges that the Executive ultimately will be responsible for reporting any income tax or NICs due on this additional benefit directly to HMRC under the self-assessment regime.

Joint Election.  In the case of Executives who are U.K. tax residents, the RSU Award is conditional upon the Executive hereby agreeing to accept any liability for any employer National Insurance contributions (“Employer NICs”) which may be payable by the Employer in connection with the vesting, assignment, release or cancellation of any RSUs. The Employer NICs may be collected by the Company or the Employer using any of the methods described in Section 2.5. Without prejudice to the foregoing, the Executive agrees to execute a joint election with Company and/or the Employer (“Election”), the form of such Election being formally approved by Her Majesty’s Revenue & Customs (“HMRC”), and any other consent or elections required to accomplish the transfer of the Employer NICs to the Executive. The Executive further agrees to execute such other joint elections as may be required between the Executive and any successor to the Company and/or the Employer. If the Executive does not make an Election prior to the vesting of the RSUs or if approval to the Election is withdrawn by HMRC and a new Election is not entered into, without any liability to the Company, the Employer or any Subsidiary, the RSUs shall become null and void without any liability to the Company and/or the Employer.

UNITED STATES OF AMERICA

Notifications

Exchange Control Information

United States persons who have signature or other authority over, or a financial interest in, bank, securities or other financial accounts outside of the United States (including a non-U.S. brokerage account holding the Company’s Shares or proceeds from the sale of same) must file a Foreign Bank and Financial Accounts Report (“FBAR”) with the United States Internal Revenue Service each calendar year in which the aggregate value of the accounts exceeds $10,000. The FBAR must be on file by June 30 of each calendar year for accounts held in the previous year which exceed the aggregate value.